EXECUTION COPY

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 7, 2010, by and between Umami Sustainable Seafood Inc., a Nevada corporation, trading on the OTC Bulletin Board under the symbol “UMAM” (the “Company”), and UTA Capital LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, senior secured bridge notes, substantially in the form of Exhibit A-1 (the “First Note”) and Exhibit A-2 (the “Second Note”) attached hereto (each such note, a “Note” and collectively, the “Notes”), the First Note in the principal amount of $2,500,000 maturing on March 31, 2011 and the Second Note in the principal amount of $3,125,000 maturing on March 31, 2012, for an aggregate principal amount of $5,625,000 (the “Principal Amount”);

WHEREAS, to induce Purchaser to purchase the Notes, the Company has agreed to issue to Purchaser a warrant (the “Warrant”) to purchase shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), in accordance with the terms set forth in the form of warrant attached hereto as Exhibit B (the “Warrant”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.         Sale and Purchase of the Notes and Warrant.

1.1       Sale and Issuance of Notes.  Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at Closing (as defined below), and the Company agrees to sell and issue to Purchaser the Notes for an aggregate purchase price of $5,000,000 (the “Purchase Price”).

1.2       Issuance of Warrant.  Subject to the terms and conditions of this Agreement, the Company shall issue to Purchaser at the Closing (as defined below) a Warrant to initially purchase up to 2,981,000 shares of Common Stock (but in no event less or more, as of the date of the original issuance of the Warrant, than 4.99% of the sum of (x) the number of currently issued and outstanding shares of the Common Stock, plus, without duplication, (y) the number of additional shares of Common Stock of the Company or Common Stock Equivalents (as defined below) as may as of the date of the original issuance of the Warrant or thereafter be issued or issuable to the seller or beneficial owners of the seller at the closing of the Baja Acquisition (as defined below), and (z) the number of additional shares of Common Stock issuable upon exercise in full of the Warrant).  Of the total number of shares issuable upon exercise of the Warrant, a number of shares as is in excess of 4.99% of the sum of (x) the number of currently issued and outstanding shares of the Common Stock, plus (y) the number of additional shares of Common Stock issuable upon exercise in full of the Warrant, shall not be issuable upon exercise of the Warrant until six months after the Closing Date.

2.        Closing.

2.1      Time and Place. The closing for the sale and purchase of the Notes and Warrant shall take place at the offices of Seyfarth Shaw LLP, 620 Eighth Avenue, New York, NY 10018, at 10:00 a.m., local time, on the second business day after all of the conditions set forth in Section 7 hereof have been duly satisfied or waived, or at such later time or date as Purchaser and the Company may mutually agree in writing (the “Closing”).  The date upon which the Closing shall occur is herein called the “Closing Date”. On the Closing Date, Purchaser shall pay the Purchase Price to the Company via federal funds wire transfer(s) of immediately available funds, in accordance with written instructions provided to Purchaser prior to the date hereof.

3.        Company Pledge and Security Agreements; Subsidiary Guarantees and Collateral Agreements.

3.1      Company Pledge and Security Agreement with Respect to Bluefin Shares and Company Accounts Receivable.  At Closing, the Company shall enter into a Pledge and Security Agreement, substantially in the form of Exhibit C attached hereto (the “Company Bluefin Pledge and Security Agreement”),

(i)           pledging, as security in favor of Purchaser for the obligations of the Company under the Notes, all of the shares of capital stock of Bluefin Acquisition Group Inc., a New York corporation and wholly-owned subsidiary of the Company (“Bluefin”) presently owned or hereinafter acquired, either directly or indirectly, by the Company, representing 100% of the issued and outstanding shares of capital stock of Bluefin (the “Bluefin Pledge”), which Bluefin Pledge shall be released promptly upon the occurrence of both of the following: (i) the number of shares of Baja validly pledged as part of the Baja Pledge (as defined below) reaching 99.984% of the issued and outstanding shares of capital stock of Baja and (ii) the execution by the Subsidiaries and the delivery to Purchaser of the Collateral Agreements (as defined below) and the performance by the Subsidiaries of their respective closing obligations set forth therein; and

(ii)          granting, as additional security in favor of Purchaser for the obligations of the Company under the Notes, a first priority perfected security interest in and lien on any and all of the Company’s inventory, whether presently owned or hereinafter acquired, and any proceeds arising in connection with the sale or disposition of such inventory (the “Company Inventory”).

3.2      Company Pledge Agreement with Respect to Baja Shares.  At Closing, the Company shall enter into a Pledge Agreement, substantially in the form of Exhibit D attached hereto (the “Company Baja Pledge Agreement,” together with the Company Bluefin Pledge and Security Agreement, hereinafter, collectively, referred to as the “Company Pledge and Security Agreement”), pledging, as security in favor of Purchaser for the obligations of the Company under the Notes, all of the shares of capital stock of Baja Aqua-Farms S.A. de C.V., a subsidiary of the Company (“Baja”) presently owned or hereinafter acquired, either directly or indirectly, by the Company, currently representing 33% of the issued and outstanding shares of capital stock of Baja (the “Baja Pledge”).

3.3      Baja Subsidiary Guarantee Agreement.  At Closing, the Company shall cause Baja to enter into a Subsidiary Guarantee Agreement, substantially in the form of Exhibit E attached hereto (the “Baja Subsidiary Guarantee Agreement”), guaranteeing the payment of all of the Company’s obligations under this Agreement, the Notes, the Warrant, the Company Pledge and Security Agreement, the Bluefin Subsidiary Guarantee (as defined below), Kali Subsidiary Security Agreement (as defined below), the Baja Subsidiary Security Agreement, or any other agreement executed in connection with the transactions contemplated herein (collectively referred to as the “Transaction Documents”).

3.4      Bluefin Subsidiary Guarantee Agreement.  At Closing, the Company shall cause Bluefin to enter into a Subsidiary Guarantee Agreement, substantially in the form of Exhibit F attached hereto (the “Bluefin  Subsidiary Guarantee”),

(i)           guaranteeing all of the Company’s obligations under the Transaction Documents; and

(ii)          agreeing not to transfer, pledge or encumber any shares of capital stock of Kali presently owned or hereinafter acquired, either directly or indirectly, by Bluefin without the prior written consent of Purchaser unless such transfer, pledge or encumbrance is contemplated by Transaction Documents.

3.5      Baja Subsidiary Security Agreement.   In accordance with Section 6.2(f) of this Agreement, the Company shall cause Baja to enter into a Security Agreement (the “Baja Subsidiary Security Agreement”),

(i)           granting to Purchaser, as security in favor of Purchaser for the obligations of Baja under the Baja Subsidiary Guarantee Agreement, a first priority perfected security interest in and lien on that portion of Baja’s then owned or thereafter acquired, inventory, the value of which, when aggregated with the value of that portion of the Kali Inventory (as defined below) designated by Purchaser in its sole discretion to be included in the Collateral (as defined below), shall in no event be less than three times the sum of the Principal Amount and accrued interest under the Notes, and any proceeds arising in connection with the sale or disposition of such inventory (the “Baja Inventory”), provided however, that if the Company, after fully satisfying its obligations under the First Note, thereafter elects to use operating cash flow for purposes of repaying its loan obligations to Atlantis Group HF (“Atlantis”) in accordance with Section 6.2(a)(ii) herein, the aggregate value of the inventory comprising the Baja Inventory and Kali Inventory shall be increased to be equal to no less than four times the sum of the then outstanding Principal Balance and accrued interest under the Notes;

(ii)         agreeing not to transfer, pledge or encumber any of the Baja Inventory comprising the Collateral without the prior written consent of Purchaser unless such transfer, pledge or encumbrance is contemplated by the Transaction Documents; and

(iii)         permitting Purchaser, subject to the satisfaction or release of then-existing encumbrances by applicable third parties, to select in its sole discretion, and vary from time to time, the proportion of the Baja Inventory that will comprise the minimum Collateral required hereunder.

3.6      Kali Subsidiary Security Agreement.  In accordance with Section 6.2(f) of this Agreement,  the Company shall cause Kali Tuna d.o.o., a Croatian limited liability company (“Kali”) to enter into a Security Agreement (the “Kali Subsidiary Security Agreement, and together with the Baja Subsidiary and Security Agreement, the “Collateral Agreements”),

(i)           granting to Purchaser, as security in favor of Purchaser for the obligations of the Company under the Transaction Documents, a first priority perfected security interest in and lien on that portion of Kali’s then owned or thereafter acquired, inventory, the value of which, when aggregated with the value of that portion of the Baja Inventory designated by Purchaser in its sole discretion to be included in the Collateral, shall in no event be less than three times the sum of the Principal Balance and accrued interest under the Notes, and any proceeds arising in connection with the sale or disposition of such inventory (the “Kali Inventory,” together with the Company Inventory, Bluefin Pledge, Baja Pledge and the Baja Inventory hereinafter, collectively, referred to as the “Collateral”)), provided however, that if the Company, after fully satisfying its obligations under the First Note, elects to use operating cash flow for purposes of repaying its loan obligations to Atlantis in accordance with Section 6.2(a)(ii) herein, the aggregate value of inventory comprising the Kali Inventory and Baja Inventory shall be increased to equal no less than four times the sum of the then outstanding Principal Balance and accrued interest under the Notes;

(ii)          agreeing not to transfer, pledge or encumber any of the Kali Inventory comprising the Collateral without the prior written consent of Purchaser unless such transfer, pledge or encumbrance is contemplated by the Transaction Documents; and

(iii)         permitting Purchaser, subject to the satisfaction or release of then-existing encumbrances by applicable third parties, to select in its sole discretion, and vary from time to time, the proportion of the Kali Inventory that will comprise the minimum Collateral required hereunder.

4.        Representations and Warranties of the Company.  The Company hereby represents and warrants to Purchaser as follows (which representations and warranties shall be deemed to apply, where appropriate, to the following direct or indirect subsidiaries of the Company: Bluefin, Baja and Kali  (each a “Subsidiary” and collectively, the “Subsidiaries”)), as of the Closing Date:

4.1      Subsidiaries.  The Company has no subsidiaries other than Bluefin, Baja, Kali and Oceanic Enterprises, Inc., a California corporation.  Except as disclosed in Schedule 4.1 or as specifically disclosed in the SEC Reports (as hereinafter defined) hereto, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary  free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction (each, a “Lien”) (other than Liens in favor of Purchaser) and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued, fully paid and non-assessable and free of preemptive and similar rights.

4.2      Organization and Qualification.  Each of the  Company and the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company and the Subsidiaries are each duly qualified to do business and in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a (a) a material adverse effect on the results of operations, assets, prospects, business condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (b) a material and adverse impairment of the Company’s and the Subsidiaries’ ability to perform its obligations under any of the Transaction Documents, or (c) a material and adverse effect on the legality, validity or enforceability of any of the Transaction Documents (a “Material Adverse Effect”); provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) general business or economic conditions not specific or peculiar to the Company or any Subsidiary, (ii) acts of war or terrorism or natural disasters not specific or peculiar to the Company, a Subsidiary or a jurisdiction in which any of them operates, (iii) catastrophic economic or significant regulatory or political conditions or changes, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (vi) changes in laws, or (vii) changes in the price or trading volume of the Company’s stock.

4.3      Authorization; Enforcement.  The Company and each Subsidiary has the requisite corporate authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its respective obligations hereunder and thereunder.  The execution and delivery of the Transaction Documents by the Company or any Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and each Subsidiary and no further consent or action is required by the Company, the Subsidiaries or their respective Board of Directors (or similar governing body) or shareholders.  The Transaction Documents to which they are a party have been duly executed by the Company and the Subsidiaries, as applicable, and when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company and the Subsidiaries, as applicable, enforceable against the Company and the Subsidiaries, as applicable, in accordance with their respective terms, except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (b) the effect of rules of law governing the availability of specific performance and other equitable remedies.

4.4      No Conflicts.  Except as disclosed in Schedule 4.4, the execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries, as applicable, and the consummation by the Company and the Subsidiaries, as applicable, of the transactions contemplated hereby and thereby do not, and will not, (a) conflict with or violate any provision of the Company’s or any Subsidiary’s memorandum or articles of association, certificate or articles of incorporation, bylaws or other organizational or charter documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, or affected, (c) except for Liens granted pursuant to the Transaction Documents, result in any Lien on assets or on property of the Company, or (d) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including, assuming the accuracy of the representations and warranties of Purchaser set forth in Section 5.2 hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including any market (such as the OTC Bulletin Board or Pink Sheets LLC) on which the shares of Common Stock are listed or quoted for trading on the date in question, as applicable (the “Trading Markets”)), or by which any property or asset of the Company or a Subsidiary is bound or affected.

4.5      The Securities. The Notes, the Warrant and the equity securities issuable upon exercise thereof (collectively, the “Securities”) are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights of stockholders (other than those imposed by Purchaser).  The Company has reserved from its duly authorized shares of common stock the maximum number of securities issuable upon exercise of the Warrant (the “Warrant Shares”).  The shares of Common Stock initially issuable upon exercise of the Warrants will, immediately following the Closing under this Agreement, represent not less than or more than 4.99% of the sum of (x) the number of currently issued and outstanding shares of the Common Stock, plus, without duplication, (y) the number of additional shares of Common Stock of the Company or Common Stock Equivalents as may be issued or issuable to the seller or beneficial owners of the seller at the closing of the Baja Acquisition and (z) the number of additional shares of Common Stock issuable upon exercise in full of the Warrant.  The offer, issuance and sale of the Note, the Warrant and the Warrant Shares pursuant to the Transaction Documents are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

4.6      Capitalization.

(i) As of the date of this Agreement, the aggregate number of shares and type of all authorized, issued and outstanding classes of shares, options and other securities of the Company and the Subsidiaries (whether or not presently convertible into or exercisable or exchangeable for shares of the Company and the Subsidiaries) is set forth in Schedule 4.6 hereto.  All outstanding shares are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance in all material respects with all applicable securities laws.  The Company and the Subsidiaries have outstanding only those options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person (as defined in Section 4.30 hereof) any right to subscribe for or acquire, any shares of capital stock of the Company or the Subsidiaries, or securities or rights convertible or exchangeable into shares of capital stock of the Company or the Subsidiaries as set forth on Schedule 4.6.

(ii) Except as set forth on Schedule 4.6 hereto, and except for customary adjustments as a result of share dividends, share splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued or agreement entered into by the Company or the Subsidiaries (or in any agreement providing rights to security holders) and the issuance and sale of the Securities will not obligate the Company or the Subsidiaries to issue shares of common stock or other securities to any Person (other than Purchaser) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.  To the Knowledge (as hereinafter defined) of the Company, except as disclosed in Schedule 4.6 hereto and except for the Company’s ownership of the Subsidiaries, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or has the right to acquire, by agreement with or by obligation binding upon the Company or the Subsidiaries, a beneficial ownership interest in the Company or the Subsidiaries in excess of 5% of the outstanding capital stock of such entity. “Knowledge” means the actual knowledge (i.e., the conscious awareness of facts and other information) of the chief executive officer, chief financial officer or other key officers of the Company, after undertaking a customary and reasonable investigation under the circumstances.

4.7      SEC Reports; Financial Statements; No Material Adverse Effect; Solvency.  Except as set forth on Schedule 4.7 or as specifically disclosed in the SEC Reports, the Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since June 30, 2010 on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  Such reports required to be filed by the Company under the Exchange Act after June 30, 2010, including pursuant to Section 13(a) or 15(d) thereof, and including all Current Reports on Form 8-K describing the proposed acquisition by the Company of the outstanding capital stock of Baja that is not presently owned by the Company (the “Baja Acquisition”), together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, are collectively referred to herein as the “SEC Reports” (which SEC Reports shall include, for the avoidance of doubt, the draft 10-K provided by Company to Purchaser) and, together with this Agreement and the schedules to this Agreement, the “Disclosure Materials”.  As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in Schedule 4.7 hereto, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in, or reasonably be expected to result in a Material Adverse Effect, (ii) the Company and Subsidiaries have not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s and/or Subsidiary’s financial statements pursuant to GAAP or not required to be disclosed in filings made with the SEC and (C) other liabilities incurred by the Subsidiaries for the exclusive purpose of funding the day-to-day operations of the fish farming sites of the Company’s operating subsidiaries, (iii) the Company has not altered its method of accounting or changed its auditors, (iv) the Company and the Subsidiaries have not declared or made any dividend or distribution of cash or other property to their shareholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Company  and/or the Subsidiaries of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of the Company and/or the Subsidiaries to repurchase such shares upon the termination of employment or services), and (v) the Company and/or the Subsidiaries have not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock-based plans.  The Company and the Subsidiaries have not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so.  The Company and the Subsidiaries will not be Insolvent (as defined below) after giving effect to the transactions contemplated hereby to occur at the Closing.  For purposes of this Section 4.7, “Insolvent” means that (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total Indebtedness (as defined in Section 4.30 hereof), (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

4.8     Absence of Litigation.  Except as described in Schedule 4.8 or as specifically disclosed in the SEC Reports, there is no action, suit, claim, or Proceeding (as defined below), or, to the Company’s Knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect. For the purposes hereof, “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

4.9      Compliance.  Except as described in Schedule 4.9, neither the Company nor any Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (a) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or governmental body, or (c) is or has been in violation of any statute, rule or regulation of any governmental authority.

4.10    Title to Assets.  The Company and the Subsidiaries own or lease no real property except as described in Schedule 4.10.  The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens in favor of Purchaser and other Liens that could not if enforced, individually or in the aggregate, have or result in a Material Adverse Effect.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases as to which the Company and the Subsidiaries are in material compliance.

4.11    Significant Customers. Schedule 4.11 lists each customer who represented 10% or more of the sales of the Company or of any Subsidiary during the calendar year ended June 30, 2010 (each, a “Significant Customer“) and the percentage of the Company’s total revenues such Significant Customer represented during such period.  The Company has no outstanding material dispute concerning its business operations with any Significant Customer.  No Significant Customer has given notice to the Company, whether orally or in writing, that such customer shall not continue as a customer of the Company after Closing or that such customer intends to terminate or materially modify existing agreements with the Company at any time.

4.12    No General Solicitation; Placement Agent’s Fees.  Neither the Company, nor, to the Company’s Knowledge, any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with the offer or sale of the Securities.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commission (other than for Persons engaged by Purchaser) relating to or arising out of the issuance of the Securities pursuant to this Agreement.  The Company shall pay, and hold Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the issuance of the Securities pursuant to this Agreement.

4.13    Private Placement.  Neither the Company nor, to the Company’s Knowledge, any of its Affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby, or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market.  The sale and issuance of the Securities hereunder does not contravene the rules and regulations of any Trading Market on which the Common Stock is listed or quoted.

4.14    Company not an “Investment Company”. The Company is not required to be registered as, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

4.15    Form S-1/S-3 Eligibility.  The Company is eligible to register the Warrant Shares for resale by Purchaser using Form S-1 promulgated under the Securities Act.

4.16    Listing and Maintenance Requirements.  Except as described in Schedule 4.16, the Company has not, since June 30, 2010, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in material compliance with all such listing and maintenance requirements.  The issuance of the Securities does not require stockholder approval, including without limitation under NASDAQ Marketplace Rule 5635, and the failure to obtain such stockholder approval will not materially impair the prospects of approval of any future listing application with NASDAQ.

4.17    Registration Rights.  Except as provided for in this Agreement, as described in Schedule 4.17 or as specifically disclosed in the SEC Reports, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

4.18    Application of Takeover Protections.  Except as described in Schedule 4.18 or as specifically disclosed in the SEC Reports, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to Purchaser as a result of Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Securities and Purchaser’s ownership of the Securities.

4.19    Disclosure.  All disclosure provided by the Company to Purchaser regarding the Company, its business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Except for the transactions contemplated by this Agreement, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.  The Company acknowledges and agrees that Purchaser is not making and has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents.

4.20    Acknowledgment Regarding Purchaser’s Purchase of Securities.  Based upon the assumption that the transactions contemplated by this Agreement are consummated in all material respects in conformity with the Transaction Documents, the Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by Purchaser or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Purchaser’ purchase of the Securities.  The Company further represents to Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

4.21    Patents and Trademarks.  Except as described in Schedule 4.21 or as specifically disclosed in the SEC Reports, (a) the Company and its Subsidiaries owns or possesses sufficient rights to conduct its business in the ordinary course, including, without limitation, rights to use all material patents, patent rights, industry standards, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, “Intellectual Property Rights”) as owned or possessed by them or that are necessary for the conduct of its business as now conducted or as proposed to be conducted except where the failure to currently own or possess such rights would not have a Material Adverse Effect, (b) neither the Company nor any of its Subsidiaries is infringing any rights of a third party with respect to any Intellectual Property Rights that, individually or in the aggregate, would have a Material Adverse Effect, and, since January 1, 2008, neither the Company nor any of its Subsidiaries has received any notice of, or has any Knowledge of, any asserted infringement by the Company or any of its Subsidiaries of, any rights of a third party with respect to any Intellectual Property Rights that, individually or in the aggregate, would have a Material Adverse Effect and (c) since January 1, 2008, neither the Company nor any of its Subsidiaries has received any notice of, or has any Knowledge of, infringement by a third party with respect to any Intellectual Property Rights of the Company or of any Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect.  The Company has not used Publicly Available Software (as hereinafter defined) in whole or in part in the development of any part of its Intellectual Property Rights in a manner that would be reasonably likely to subject the Company or its Intellectual Property Rights in whole or in part, to all or part of the license obligations of any Publicly Available Software that, individually or in the aggregate, would have a Material Adverse Effect on the Company.  “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge.  Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

4.22    Insurance.  The Company and, to the Company’s Knowledge, the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and locations in which the Company and the Subsidiaries are engaged, including a prudent and customary amount of such insurance coverage with respect to the fish inventory of the Company and the Subsidiaries, as applicable.  The Company has had continuous insurance coverage during the 12 months preceding the date of this Agreement and has no reason to believe it will not be able to renew its current insurance coverage in the same amounts or obtain new insurance coverage in amounts not less than it currently has with carriers of equal or better ratings.

4.23    Regulatory Permits.  The Company and the Subsidiaries hold, and are operating in compliance in all material respects with all franchises, grants, authorizations, licenses, permits, easements, consents, quotas, certificates and orders (collectively, “Material Permits”) of the U.S. Food and Drug Administration, any other federal, state or foreign governmental authority having authority over the Company and the Subsidiaries, or any self-regulatory body regulating the Company’s conduct of its business (collectively, “Governmental Authority”), all such Material Permits are valid and in full force and effect; and the Company and the Subsidiaries have not received notice of any revocation or modification of any such Material Permits or has reason to believe that any such Material Permits will be revoked, modified, or not be renewed in the ordinary course.

4.24    Regulatory Compliance.  The Company and the Subsidiaries (a) are and at all times have been in material compliance with all applicable federal, state, local and foreign, laws, statutes, rules, regulations, or guidance applicable to Company and the Subsidiaries and the acquisition, ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product or services manufactured or distributed by the Company (the “Applicable Laws”), except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) have not received any notice of adverse finding, untitled letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”) nor any warning letter from the U.S. Food and Drug Administration containing any unresolved issues concerning noncompliance with any Applicable Laws or Authorizations that could reasonably be expected to result in a Material Adverse Effect; (iii) possess all material Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations, except where such violation could not reasonably be expected to result in a Material Adverse Effect; (iv) have not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and have no Knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) have not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and the Company has no Knowledge that any such Governmental Authority is considering such action; and (vi) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

4.25    Workplace Safety.  The Company and the Subsidiaries (i) are in compliance, in all material respects, with any and all applicable foreign, federal, state and local laws, rules, regulations, treaties, statutes and codes promulgated by any and all governmental authorities (including pursuant to the Occupational Health and Safety Act) relating to the protection of human health and safety in the workplace (“Occupational Laws”); (ii) have received all material permits, licenses or other approvals required of it under applicable Occupational Laws to conduct its business as currently conducted, except where the failure to obtain such licenses could not reasonably be expected to result in a Material Adverse Effect; and (iii) are in compliance, in all material respects, with all terms and conditions of such permit, license or approval, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.  No action, proceeding, revocation proceeding, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries relating to Occupational Laws, and the Company does not have Knowledge of any facts, circumstances or developments relating to its operations or cost accounting practices that could reasonably be expected to form the basis for or give rise to such actions, suits, investigations or proceedings.

4.26    Transactions With Affiliates and Employees.  Except as described on Schedule 4.26 or as specifically disclosed in the SEC Reports, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Company’s Knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

4.27    Internal Accounting Controls.  Except as specifically disclosed in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.28    Sarbanes-Oxley Act.  The Company is in compliance in all material respects with currently applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

4.29    Foreign Corrupt Practices.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.30    Indebtedness.  Except as disclosed in Schedule 4.30 or as specifically disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) has any form of Indebtedness that grants senior Liens, or equivalent rights to any third party over the Liens of Purchaser in the Collateral that secures the obligations of the Company and the Subsidiaries under the Transaction Documents (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.  Schedule 4.30 provides a detailed description of the material terms of any such outstanding Indebtedness.  For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the Company or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such Indebtedness, and (H) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligations” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or a government or any department or agency thereof.

4.31    Employee Relations.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  To the Company’s Knowledge, there are no material grievances, disputes or controversies with any union or any other organization of employees of the Company or any subsidiary, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Except as described in Schedule 4.31 or as specifically disclosed in the SEC Reports, since December 31, 2009, no executive officer of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.  To the Knowledge of the Company or any such Subsidiary, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any such Subsidiary to any liability with respect to any of the foregoing matters.

4.32    Labor Matters.  The Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.33    Environmental Laws.  The Company and its Subsidiaries (i) are in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of medical and biological waste or residue, chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.34    Subsidiary Rights.  Except as set forth in Schedule 4.34 or as specifically disclosed in the SEC Reports, the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as are owned by the Company or such Subsidiary.

4.35    Tax Status.  Except as specifically disclosed in Schedule 4.35 in the Company’s financial statements, the Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company has no Knowledge of any basis for any such claim.

4.36    No Manipulation of Stock.  The Company has not taken and will not, in violation of applicable law, take any action designed to or that would be reasonably be expected to cause or result in manipulation in violation of applicable law or regulation of the price of the Common Stock to facilitate the sale or resale of the Warrant Shares.

4.37    Accountants.  To the Company’s Knowledge, Ramirez International, the Company’s auditors, are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder.

4.38    Contracts.  The contracts attached as exhibits to the SEC Reports that are material to the Company are in full force and effect on the date hereof, and neither the Company nor, to the Company’s Knowledge, any other party to such contracts is in breach of or default under any of such contracts which would have a Material Adverse Effect.

4.39    Off-Balance Sheet Arrangements.  There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

4.40    U.S. Real Property Holding Corporation.  The Company is not, nor has it ever been, as U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

5.        Representations and Warranties of Purchaser. Purchaser hereby, represents and warrants to the Company as follows, as of the date hereof and as of the Closing:

5.1      Organization; Authority.  Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The Purchaser is duly qualified to do business and in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  The Purchaser has the requisite limited liability company authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its respective obligations hereunder and thereunder. The purchase by Purchaser of the Notes and Warrant hereunder has been duly authorized by all necessary corporate, partnership or other action on the part of such Purchaser.  This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

5.2      No Public Sale or Distribution.  Purchaser is (i) acquiring the Notes and the Warrant, and (ii) upon exercise of the Warrant will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and Purchaser does not have a present arrangement to effect any distribution of the Securities to or through any Person; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

5.3      Purchaser Status.  Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including at the time Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Such Purchaser is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the NASD, Inc. or an entity engaged in the business of being a broker dealer.  Except as otherwise disclosed in writing to the Company on or prior to the date of this Agreement, Purchaser is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of the NASD, Inc. or an entity engaged in the business of being a broker dealer.

5.4      Experience of Such Purchaser.  Purchaser, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Purchaser understands that it must bear the economic risk of this investment in the Securities indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

5.5      Access to Information.  Purchaser acknowledges that it has had the opportunity to review the Disclosure Materials and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

5.6      No Governmental Review.  Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

5.7      No Conflicts.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Purchaser, except in the case of clauses (ii) and (iii) above, that do not otherwise affect the ability of Purchaser to consummate the transactions contemplated hereby.

5.8      Prohibited Transactions.  Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with Purchaser will engage, directly or indirectly, in any transactions in the securities, including derivatives, of the Company (including, without limitation, any Short Sales (a “Transaction”) involving any of the Company’s securities prior to the time the transactions contemplated by this Agreement are publicly disclosed.  Purchaser covenants further that neither it nor any Person acting on its behalf or pursuant to any understanding with Purchaser will engage, directly or indirectly, in any Short Sales involving any of the Company's securities during the time that Purchaser or its affiliates hold the Warrant or any of the Notes are outstanding.  “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

5.9      Restricted Securities.  Purchaser understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

5.10    Legends.  It is understood that certificates evidencing such Securities may bear the legend set forth in Section 11.1 of this Agreement.

5.11    No Legal, Tax or Investment Advice.  Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice.  Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

6.        Covenants and Agreements.

6.1      Pre-Closing Covenants and Agreements.  The parties hereto covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the earlier of the Closing Date or the termination of this Agreement:

(i)           Further Assurances.  The parties shall, prior to or at the Closing, as may be appropriate, execute such documents and other papers and take such other further actions as may be reasonably required to carry out the provisions hereof and effectuate the transactions contemplated hereby and by the Notes and the Warrant.  Each party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to its obligation to effect the Closing, including promptly obtaining any consent required in connection herewith.

(ii)          Additional Disclosure.  The Company shall promptly notify Purchaser of, and furnish Purchaser with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to Purchaser’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled.

6.2      Post-Closing Covenants and Agreements.

(a)         While the Notes are outstanding, the Company shall not, without the prior written consent of Purchaser:

(i)            from and after the Closing Date, have or incur, or permit any of its Subsidiaries to have or incur any additional Indebtedness, other than the Indebtedness represented by the Notes, Indebtedness disclosed on Schedule 4.30 and Indebtedness: (a) used to repay the existing Indebtedness of the Company or of the Subsidiaries on a dollar-for-dollar basis, including, without limitation, Indebtedness incurred by Baja or the Company, the proceeds of which shall be used to repay Indebtedness existing as of the date hereof owing to the sellers of Baja in connection with the Baja Acquisition, (b) of up to $5,000,000 incurred by the Company no later than November 30, 2010 for the exclusive purpose of acquiring additional equity interests of Baja which is not currently owned by the Company as of the date hereof (the “Baja Acquisition Debt”), (c) used to increase the biomass at the fish farming sites of the Company’s operating subsidiaries, including indebtedness incurred to finance the acquisition of any related fixed assets or related capital leases, (d) from a Subsidiary to Company or to another Subsidiary of from Company to a Subsidiary, (e) consisting of the financing of insurance premiums arising in the ordinary course of business; (f) which is secured by a mortgage Lien on real property, provided that such indebtedness shall (1) be non-recourse to the Company or any Subsidiary (other than in respect of such real property) and (2) not be secured by any assets of the Company or a Subsidiary other than such real property; and (g)  of the Subsidiaries or Company consisting of unsecured indebtedness in an aggregate principal amount for all such unsecured indebtedness not exceeding $2,000,000 at any time outstanding;

(ii)           utilize, or permit any Subsidiary to utilize, cash flow from operations to prepay any existing indebtedness (other than indebtedness evidenced by the Notes), provided however, as long as the Company is not deemed in default under the Notes, it or its Subsidiaries may utilize cash flow from operations for the repayment prior to repayment of the Notes of the following: (a) the entire remaining outstanding principal balance (after application of the proceeds of the Notes) of the original $8,000,000 loan entered into by the Company and certain sellers in connection with the Baja Acquisition (the “Baja Existing Debt”), (b) that amount of the outstanding $3,000,000 Senior Secured Bridge Note to be issued by the Company in favor of Seaside 88, LP (the “Seaside Debt”), provided that the repayment of the Seaside Debt under this Section 6.2(a)(ii)(b) shall be permitted only to the extent that proceeds from the Seaside Debt is used to repay the Baja Existing Debt in accordance with Section 6.2(a)(ii), (c) the Baja Acquisition Debt and (d) that amount of the principal balance that is in excess of $8,000,000 of the total outstanding principal amount owed to Atlantis in connection with that certain Loan Agreement entered into by and between Atlantis and the Company, dated June 30, 2010, as amended on the date hereof (the “Atlantis Line of Credit”) provided, further, that in the event that: (i) the Company fully satisfies its obligations under the First Note, (ii) the Company is not in default under the Second Note and (iii) the Company and Subsidiaries agree to, and have sufficient inventory available to, increase the value of the inventory comprising the Collateral to an amount that is equal to at least four times the sum of the then outstanding principal amount and accrued interest due under the Notes, then the Company or its Subsidiaries may utilize cash flow from operations for the repayment of that portion of the principal balance that is in excess of $4,000,000 of the total outstanding principal amount owed to Atlantis in connection with the Atlantis Line of Credit;

(iii)         from and after the Closing Date, make, or permit any Subsidiary to make, any payments (whether on payment of pre-existing indebtedness or otherwise) or distributions to, or engage in any transactions with, officers, principal or former principal shareholders or other insiders of the Company or of any Subsidiary or with officers or other insiders of any Subsidiary (other than salary payments consistent with the past practices of the Company), regardless of whether any such payments, distributions or transactions are described in or contemplated by the SEC Reports or other Disclosure Materials, provided, however, that the provisions of this Section 6.2(a)(iii) shall not apply to those transactions specifically disclosed on Schedule 6.2;

(iv)         from and after the Closing Date, grant or cause a Subsidiary to grant, a Lien against the Collateral (other than Permitted Liens (as hereinafter defined) with respect to the Collateral other than the shares of Baja and Bluefin), whether subordinate or senior to any Liens granted in favor of Purchaser in connection with the transactions contemplated by this Agreement, to a party other than Purchaser, without the prior written consent of Purchaser and delivery to Purchaser of an Intercreditor Agreement executed by the proposed lienholder, which terms of such Intercreditor Agreement shall be approved by Purchaser in its sole discretion.  “Permitted Liens” mean: (a) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves are provided in accordance with GAAP), (b) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, provided that (1) such Lien is not created in contemplation of or in connection with such acquisition, (2) such Lien shall not apply to any other property or assets of the Company or such Subsidiary, (3) such Lien shall secure only those obligations that it secures on the date of such acquisition, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (4) such Lien does not apply to any inventory of the Company or such Subsidiary; (c) Liens arising as a matter of law in connection with the purchase, storage or shipping of goods or assets and proceeds thereof in favor of the seller, storer or shipper of such goods or assets and (d) Liens arising as a matter of law in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods; nor

(v)          take, or permit any Subsidiary to take, any corporate action that would materially impair the value of the Collateral securing the obligations of the Company under the Notes or the obligations of the Company and the Subsidiaries under the guaranty agreements executed in connection herewith.

(b)        The Company shall pay to Purchaser additional interest (“Additional Interest”) as follows:

(i)            The payment of Additional Interest shall be made by the Company to Purchaser, in cash, no later than five (5) days after the filing due date of the Company’s Quarterly Report for the period ending March 31, 2012, inclusive of any SEC Rule 12b-25 extensions requested by the Company (the “Filing Date”);

(ii)           The amount of Additional Interest payable shall be computed in accordance with Schedule 1 attached hereto (as such schedule may be amended pursuant to Section 6.2(b)(iv)).  For purposes of computing the Additional Interest, the Company’s EBITDA per share shall be based on the Company’s performance for the twelve month period ending March 31, 2012 (the “Original EBITDA”), provided however, that in the event that the Company fails to file its Quarterly Report for the period ending March 31, 2012 prior to the Filing Date, the Company’s EBITDA per share shall be based on the Company’s performance for the most recent twelve month period for which periodic filings have been made with the SEC (the “Alternate EBITDA”).  In the event that the Company files the Quarterly Report for the period ending March 31, 2012 following the payment of the Additional Interest, and the Original EBITDA is less than the Alternate EBITDA, then the Company shall be obligated to immediately pay Purchaser any shortfall in Additional Interest that resulted from the use of the Alternate EBITDA, as opposed to the Original EBITDA, in computing the Additional Interest.  In no event, however, shall the Purchaser be obligated to reimburse the Company for any overpayment of Additional Interest that resulted from the use of the Alternate EBITDA, as opposed to the Original EBITDA, in computing the Additional Interest;

(iii)          In the event that the Company fully satisfies its obligations under the Second Note prior to its stated maturity date, then the amount of Additional Interest payable to Purchaser shall be reduced by five percent (5%) for each full calendar month that the Second Note was repaid prior to such maturity date, provided however, that such reduction of Additional Interest may not exceed sixty percent (60%).  For example, if the maturity date of the Second Note is March 31, 2012 and it is repaid on September 15, 2011, the Additional Interest otherwise owed pursuant to this Section 6.2(b) shall be reduced by 30%.

(iv)         Subject to Section 6.2(a)(i), in the event that the Company or the Subsidiaries incur additional indebtedness for the purposes of directly or indirectly acquiring an additional business or the operations of another company, then the amounts of EBITDA per share reflected in Schedule 1 shall be adjusted by multiplying such EBITDA per share amounts by the ratio of (x) the sum of post-acquisition consolidated indebtedness and consolidated book value of the Company and its subsidiaries to (y) the sum of pre-Closing consolidated indebtedness and consolidated book value of the Company and the Subsidiaries, such multiple to be pro-rated for the number of months remaining from the incurrence of the additional indebtedness until the applicable EBITDA measurement date, as may be adjusted in accordance with the last sentence of Section 6.2(b)(ii).  For purposes of this Section 6(b)(iv), the pre-closing and post-closing consolidated indebtedness and book value of the Company shall be calculated by reference to the applicable account balances reflected in the Company’s consolidated financial statements for such appropriate periods.

(v)          If the Company’s actual EBITDA per share as computed in accordance with Section 6.2(b)(ii) of this Agreement, is in excess of the greater of: (i) $0.3900 per share or (ii) the highest amount of EBITDA per share in Schedule 1 if such schedule is adjusted pursuant to Section 6.2(b)(iv), then the Company shall not be obligated to pay Purchaser Additional Interest pursuant to this Section 6.2(b).

(c)          The Company and the Subsidiaries shall maintain an insurance policy in an amount that  fully insures the Collateral, with any proceeds or disbursements from such policy to be used exclusively to either: (i) pay Purchaser an amount up to the sum of (x) the principal balance outstanding under the Notes, (y) any accrued and unpaid interest under the Notes and (z) the amount of Additional Interest, if any, payable to the Purchaser or (ii) purchase such an amount of replacement Collateral as is necessary to ensure that the Company and the Subsidiaries, as applicable, own a sufficient amount of Collateral to fulfill each of their respective obligations under Sections 3.1, 3.5 and 3.6 of this Agreement or other applicable terms of the Transaction Documents.

(d)           The Company shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, effect, directly, or indirectly, any repurchase or redemption of issued and outstanding shares of Common Stock which would cause the Purchaser (together with such Purchaser’s affiliates) to beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such repurchase or redemption, calculated in accordance with Section 4(d) of the Warrant.

(e)           Prior to December 16, 2010, the Company shall (i) have consummated the Baja Acquisition and shall own 99.984% of the issued and outstanding capital stock of Baja and (ii) have pledged all shares acquired in connection with such acquisition to Purchaser in accordance with such terms set for in the Transaction Documents. Should the Company fail to fulfill its obligations set forth in this Section 6.2(e), for any reason whatsoever, prior to December 16, 2010, then, the amount of interest payable under the Notes shall be increased 50% to an interest rate of 13.5% per annum until such time as the Company shall have fulfilled its obligations set forth under this Section 6.2(e), provided, however, that if the Company fails to satisfy its obligations set forth under this Section 6.2(e) prior to January 1, 2011, then the Purchaser may in its sole discretion deem the Company’s inability to satisfy such obligations to be an event of default by the Company under the Notes.

(f)            Prior to November 16, 2010, the Company shall: (i) have caused both Baja and Kali to enter into and deliver to Purchaser the Collateral Agreements consistent to the terms set forth, respectively, in Section 3.5 and Section 3.6 hereunder and (ii) shall cause each of Baja and Kali to make available to Purchaser, a sufficient amount of inventory to satisfy their respective obligations hereunder; provided, however, that if Baja or Kali, for any reason whatsoever, fail to provide the Purchaser with (i) both the Baja Subsidiary Security Agreement and the Kali Subsidiary Security Agreement prior to November 16, 2010, or (ii) shall Baja and Kali fail to make available to Purchaser sufficient amount of inventory to satisfy their respective obligations hereunder prior to November 16, 2010, then, the amount of interest payable by the Company under the Notes shall be increased 50% to an interest rate equal to 13.5% per annum, which rate shall remain in effect until both Baja and Kali provide the Collateral Agreements to Purchaser and make available to Purchaser a sufficient amount of inventory to satisfy their respective obligations hereunder; provided, further, that if Kali and Baja fail to satisfy either of their respective foregoing obligations prior to December 16, 2010, then, the Purchaser may in its sole discretion deem Baja’s or Kali’s inability to satisfy such obligations to be an event of default by the Company under the Notes.

(g)           No later than the effectiveness of grant of the security interests in Baja Inventory and Kali Inventory referred to in Sections 3.5 and 3.6 hereof, the Company shall cause to be delivered, to the Purchaser, opinions of local counsel as to certain matters relating to Baja, Kali and such security interests, in form and substance reasonably satisfactory to Purchaser and its counsel.

(h)           Within five (5) business days following the Closing, the Company shall cause Baja to issue, and shall deliver to Purchaser, duly authorized and validly issued permanent (non-provisional) replacement stock certificates for those shares of capital stock of Baja comprising the shares of stock included in the Baja Pledge on the Closing, in such form as shall be approved by the Purchaser’s local Mexican counsel.

(i)            Within forty-five (45) calendar days following the Closing, the Company shall cause Baja to deliver to Purchaser either: (i) a written consent from BBVA Bancomer, S.A., Institucion de Banca Multiple, consenting to Baja’s guaranty of the Company’s obligations pursuant to the terms of the Baja Subsidiary Guarantee Agreement or evidence that such consent is no longer required or (ii) a properly executed guarantee from Kali, guaranteeing the Company’s obligations hereunder, with such guarantee providing for substantially similar terms and obligations as those set forth in the Baja Subsidiary Guarantee Agreement.

7.           Conditions Precedent to the Obligation of Purchaser to Close.

The obligation of Purchaser to complete the Closing is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by Purchaser in writing:

(i)           Representations and Warranties.  The representations and warranties of the Company contained in Section 4 shall be true on and as of the Closing.

(ii)          Agreements and Conditions.  On or before the Closing Date, the Company shall have complied with and duly performed and satisfied in all material respects all agreements and conditions on its part to be complied with and performed by such date pursuant to this Agreement;

(iii)         Liabilities.  Immediately prior to the Closing Date, the Company and the Subsidiaries shall have no more than $45,000,000 in current or long-term liabilities, exclusive of the obligations under the Notes, trade payables and other liabilities arising in connection with legal, accounting and financial advisory expenses incurred in the ordinary course, consistent with prior practice.

(iv)         Subordination of Existing Indebtedness. The Company shall have delivered to Purchaser subordination agreements with the parties holding Indebtedness of the Company, in the form and with the terms reasonably approved by Purchaser, evidencing that the Notes entered into by the Company are senior to such other Indebtedness of the Company.

(v)          Consents.  The Company shall have obtained any consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby and delivered copies thereof to Purchaser.

(vi)         Delivery of the Notes and Warrant.  The Company shall have duly executed and delivered to Purchaser the Notes and Warrant being purchased pursuant to this Agreement.

(vii)        Compliance Certificate.  The Chief Executive Officer of the Company shall deliver to Purchaser at the Closing a certificate certifying that the conditions specified in Sections 7(i) through Section 7(v) have been fulfilled.

(viii)      Delivery of Pledged Shares. The Company shall have delivered to Purchaser certificates representing (x) all of the issued and outstanding shares of Bluefin, duly endorsed in blank or accompanied by executed stock powers, and (y) 33% of the issued and outstanding shares of Baja, duly endorsed in blank or accompanied by executed stock powers.

(ix)         Applicable Board and Shareholder Resolutions.  The Company shall deliver to the  Purchaser copies of (i) a unanimous written consent of the Board of the Directors of the Company authorizing the execution, delivery and performance of the applicable Transaction Documents by the Company, (ii) unanimous written consents or otherwise duly authorized action of each applicable Subsidiaries authorizing the execution, delivery and performance of the applicable Transaction Documents by such Subsidiaries, and (iii) to the extent required by law or agreement, written consents or otherwise duly authorized action of each individual shareholder of the Company or of any individual Subsidiary authorizing the execution, delivery and performance of the applicable Transaction Documents by the Company or any such Subsidiary.

(x)          Commitment Fee.  At Closing, the Company shall pay to Purchaser a one-time commitment fee of twenty five thousand dollars ($25,000) which may, at the option of Purchaser, be paid by offset against the cash purchase price payable for the Notes purchased at the Closing.

(xi)         Opinion of Company Counsels.  Purchaser shall have received from Loeb & Loeb LLP, as New York counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit G-1 attached hereto and from Lionel Sawyer & Collins, as Nevada counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit G-2 attached hereto.

(xii)        Company Pledge and Security Agreement; Subsidiary Guarantee and Pledge and Security Agreements. The Company and the Subsidiaries shall have executed and delivered to Purchaser the agreements described in Sections 3.1, 3.2, 3.3 and 3.4 hereof.

8.        Conditions Precedent to the Obligation of the Company to Close.

The obligation of the Company to complete the Closing is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by the Company in writing:

(i)           Representations and Warranties.  The representations and warranties of Purchaser contained in Section 5 shall be true on and as of each Closing.

(ii)          Agreements and Conditions.  On or before the Closing Date, Purchaser shall have complied with and performed and satisfied in all material respects all agreements and conditions to be complied with and performed by such date pursuant to this Agreement.

(iii)         Consents.  Purchaser shall have obtained any consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby and delivered copies thereof to the Company.

(iv)         Payment of Purchase Price.  Purchaser shall have paid to the Company the Purchase Price for the Notes, less any offsets permitted pursuant to this Agreement.

9.           Use of Proceeds.  The Company shall use the net proceeds (net of any fees and transaction expenses) from the sale of the Notes for the exclusive purpose of repaying indebtedness incurred to the former holders of the shares of Baja previously acquired or to be acquired by the Company, provided that to the extent additional proceeds remain after the repayment of all such indebtedness, then such remaining proceeds may be used for working capital and general corporate purposes.

10.      Restrictions on Transferability.

10.1    Restrictive Legend.  Purchaser understands that, until such time as a registration statement pursuant to the Securities Act has been declared effective or the Warrant Shares may be sold pursuant to Rule 144(b) under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately resold, the certificate(s) representing the Warrant Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the securities comprising the Warrant Shares):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

10.2    Restrictions on Transferability.  Purchaser hereby covenants with the Company not to effect any resale or other disposition of any of the Warrant Shares without complying with the provisions of this Agreement, and without effectively causing any prospectus delivery requirement under the Securities Act to be satisfied, and Purchaser acknowledges and agrees that such Warrant Shares are not transferable on the books of the Company unless (a) the Warrant Shares have been sold in accordance with an effective registration statement or valid exemptions from registration under the Securities Act and any applicable state securities or “blue sky” laws, (b) prior to such time that a registration statement shall have become effective under the Securities Act, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Warrant Shares under the Securities Act and (c) if applicable, the requirement of delivering a current prospectus has been satisfied.  Purchaser acknowledges that the Company is not obligated to file and may not file any such registration statement with the SEC.

11.       Registration Rights.

11.1 Demand Registration.

(i)           If, at any time after nine (9) months following the Closing Date, Purchaser decides it may sell or otherwise dispose of the Registrable Securities (as defined below), then Purchaser shall deliver a written request to the Company requesting that the Company prepare and file a registration statement under the Securities Act or any successor statute covering such Registrable Securities and specifying the intended method of the proposed disposition and the portion of the Registrable Securities to be sold or disposed (each such request shall be referred to herein as a “Demand Registration”).  “Registrable Securities” shall mean shares of Common Stock issued or issuable to Purchaser under the Warrant, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing, provided however, that Registrable Securities shall not include any shares (i) the sale of which has been and continues to be registered pursuant to the Securities Act or (ii) which have been sold without restriction.

(ii)         Upon receipt of the Demand Registration, as expeditiously as possible, the Company shall use its best efforts to cause an appropriate registration statement (the “Registration Statement”) covering such Registrable Securities to be filed with the SEC and to be declared effective as soon as reasonably practicable.

(iii)         The Company shall not be obligated to effect more than a total of two (2) Demand Registrations on forms other than Form S-3.  A Demand Registration under this Section 11.1 shall not be deemed to have occurred unless the Registration Statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least one hundred twenty (120) days (or such shorter period in which all of Purchaser’s Registrable Securities included thereunder have actually been sold), provided that such Registration Statement shall not be considered a Demand Registration if, after such registration statement becomes effective, such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court.

(iv)        The Company shall bear all of the costs and expenses relating to the Registration Statement, including, but not limited to, registration, filing and qualification fees, printing expenses, reasonable accounting and legal fees and disbursements, provided however, that underwriting discounts and commissions and reimbursable underwriters’ expenses will be borne pro-rata by Purchaser based on the number of Purchaser’s Registrable Securities covered by the Registration Statement in relation to the total number of shares covered by the Registration Statement (collectively, the “Costs and Expenses”).  Notwithstanding the foregoing, Purchaser shall pay or reimburse the Company for fifty percent (50%) of the total amount of reasonable legal and accounting expenses incurred in connection with a Demand Registration, provided however, that to the extent that the Registration Statement covers the shares of common stock of other holders, then Purchaser shall be obligated to reimburse only 50% of Purchaser’s pro-rata portion of such legal and accounting expenses, which portion shall be based on the number of Purchaser’s Registrable Securities covered by the Registration Statement in relation to the total number of shares covered by the Registration Statement.

(v)         Notwithstanding anything to the contrary herein, if the Company shall furnish to Purchaser a certificate signed by the President, Chief Executive Officer or Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed and it is therefore essential to defer the filing of such Registration Statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the Demand Registration, provided however, that the Company may not utilize this right more than once in any twelve (12) month period.

11.2 Form S-3 Registration.  In the event the Company becomes eligible to use Form S-3 for the registration of its securities, and the Company shall receive from Purchaser a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by Purchaser, then the Company will:

(i)           promptly give written notice of the proposed registration and Purchaser’s request therefor, and any related qualification or compliance, to all other holders (each, a “Holder”) of the Company’s common stock.

(ii)         as soon as practicable, effect such registration and any related qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Purchaser’s Registrable Securities as are specified in such request, together with all or such portion of the common stock of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 11.2:

(a)           if Form S-3 is not available for such offering;

(b)           if Purchaser, together with the Holders of any other securities of the Company entitled to inclusion in such registration, propose to sell the Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Dollars ($1,000,000);

(c)           if the Company shall furnish to the Holders a certificate signed by the President, Chief Executive Officer or Chairman of the Board of Directors  of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of Purchaser under this Section 11.2;

(d)           if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for Purchaser pursuant to this Section 11.2; or

(e)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(iii)         Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 11.2 as soon as practicable after receipt of the request or requests of Purchaser for such registration.  The Company shall pay all Costs and Expenses incurred in connection with the registration requested pursuant to this Section 11.2.

(iv)        Form S-3 registrations shall not be deemed to be a Demand Registrations as described in Section 11.1 above.

11.3  Piggyback Registration.  If at any time the Company shall propose the filing of a Registration Statement on an appropriate form under the Securities Act of any securities of the Company, but excluding Registration Statements relating to any registration under Section 11.1 or Section 11.2 or to any employee benefit plan or a corporate reorganization, then the Company shall give Purchaser notice of such proposed registration and shall include in any Registration Statement relating to such securities all or a portion of Purchaser’s Registrable Securities as Purchaser shall request, by notice given by Purchaser to the Company within twenty (20) days after the giving of such notice by the Company, to be so included.  In the event of the inclusion of Registrable Securities pursuant to this Section 11.3, the Company shall bear all of the Costs and Expenses of such registration; provided, however, that Purchaser shall be obligated to pay, pro rata based upon the number of Registrable Securities included therein, the underwriters' discounts and compensation.  In the event the distribution of securities of the Company covered by a Registration Statement referred to in this Section 11.3 is to be underwritten, then the Company's obligation to include Registrable Securities in such Registration Statement shall be subject, at the option of the Company, to the following further conditions:

(i)       The distribution for the account of Purchaser shall be underwritten by the same underwriters who are underwriting the distribution of the securities for the account of the Company and/or any other persons whose securities are covered by such Registration Statement, and Purchaser will enter into an agreement with such underwriters containing customary provisions;

(ii)      If the underwriting agreement entered into with the aforesaid underwriters contains restrictions upon the sale of securities of the Company, other than the securities which are to be included in the proposed distribution, for a period not exceeding one hundred eighty (180) days from the effective date of the Registration Statement, then such restrictions will be binding upon Purchaser and, if requested by the Company, Purchaser will enter into a written agreement to that effect; and

(iii)     If the underwriters state in writing that they are unwilling to include any or all of Purchaser’s securities in the proposed offering because such inclusion will materially interfere with the orderly sale and distribution of the securities being offered by the Company, then the number of Purchaser’s Registrable Securities to be included will be reduced in accordance with such statement by the underwriters.

11.4    Amendment of Registration Rights.   The registration rights provisions under this Section 11 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Purchaser.

11.5    Registration Procedures.   In connection with the filing of a Registration Statement pursuant to Section 11 hereof, and in supplementation and not in limitation of the provisions hereof, the Company shall:

(i)       Notify Purchaser as to the filing of the Registration Statement and of all amendments or supplements thereto filed prior to the effective date of said Registration Statement;

(ii)      Notify Purchaser, promptly after the Company shall receive notice thereof, of the time when said Registration Statement became effective or when any amendment or supplement to any prospectus forming a part of said Registration Statement has been filed;

(iii)     Notify Purchaser promptly of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus or for additional information;

(iv)    Prepare and promptly file with the SEC, and promptly notify Purchaser of the filing of, any amendments or supplements to such Registration Statement or prospectus as may be necessary to correct any statements or omissions;

(v)     Prepare and file with the SEC, promptly upon Purchaser's written request, any amendments or supplements to such Registration Statement or prospectus which may be reasonably necessary or advisable in connection with the distribution of the Registrable Securities;

(vi)    Prepare, promptly upon request of Purchaser or any underwriters for Purchaser, such amendment or amendments to such Registration Statement and such prospectus or prospectuses as may be reasonably necessary to permit compliance with the requirements of the Securities Act applicable;

(vii)   Advise Purchaser promptly after the Company shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of any such Registration Statement or amendment thereto; or the initiation or threatening of any proceeding for that purpose.  In such event the Company shall promptly use its best efforts to prevent the issuance of any stop order or obtain its withdrawal promptly if such stop order should be issued;

(viii)  Furnish Purchaser, as soon as available, copies of any Registration Statement and each preliminary or final prospectus, or supplement or amendment required to be prepared pursuant hereto, all in such quantities as Purchaser may, from time to time, reasonably request; and

(ix)     If requested by Purchaser, enter into an agreement with the underwriters of the Registrable Securities being registered containing customary provisions and reflecting the foregoing.

12.        Rule 144 Reporting.  With a view to making available to Purchaser the benefits of certain rules and regulations of the SEC, which may permit the resale of the Warrant Shares to the public without registration, the Company agrees after the date hereof to:

(i)       make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

(ii)      file with the SEC all reports and other documents required of the Company under the Securities Act and the Exchange Act (it being expressly acknowledged by the parties hereto that if any such report or document is not filed with the SEC within thirty (30) days of the date required under the rules and regulations of the SEC (after giving effect to any Rule 12b-25 extensions under the Exchange Act), such failure shall be deemed an Event of Default under the Notes); and

(iii)     so long as Purchaser owns any Registrable Securities, to furnish to Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as Purchaser may reasonably request in writing in complying with any rule or regulation of the SEC allowing Purchaser to sell any such securities without registration.

13.       Indemnification.

13.1 Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless Purchaser, its officers, directors, partners, members, agents and employees, each Person who controls Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), as incurred, arising out of or relating to: (i) any material misrepresentation or material breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (iii) any cause of action, suit or claim brought or made against such Indemnified Party (as defined in Section 13.2 hereof) by a third party (including for these purposes a derivative action brought on behalf of the Company), arising out of or resulting from (x) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (y) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (z) the status of Indemnified Party as holder of the Securities; or (iv) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any form of Company prospectus or in any amendment or supplement thereto or in any Company preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Purchaser furnished in writing to the Company by Purchaser for use therein, or to the extent that such information relates to Purchaser or Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved by Purchaser expressly for use in the Registration Statement, or (B) with respect to any prospectus, if the untrue statement or omission of material fact contained in such prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, if such corrected prospectus was timely made available by the Company to Purchaser, and Purchaser seeking indemnity hereunder was advised in writing not to use the incorrect prospectus prior to the use giving rise to Losses.  Notwithstanding anything contained herein to the contrary, no Indemnifying Party (as hereinafter defined) shall be obligated to indemnify an Indemnified Party (as hereinafter defined) hereunder for that portion of any Losses that have been the result of the gross negligence or willful misconduct of such Indemnified Party or the breach of a Transaction Document by an Indemnified Party.

13.2 Conduct of Indemnification Proceedings.  If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of separate counsel shall be at the expense of the Indemnifying Party).  It shall be understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding (including separate Proceedings that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All reasonable fees and expenses of the Indemnified Party required to be paid by an Indemnifying Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 13.2) shall be paid to the Indemnified Party, as incurred, within 20 Trading Days (defined below) of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder). For purposes of this Agreement, “Trading Day” means (i) a day on which the Common Stock is traded or is eligible to be traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded or is eligible to be traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.  “Trading Market” means whichever of the NYSE AMEX Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing) on which the Common Stock is listed or quoted for trading on the date in question.

13.3 Contribution.  If a claim for indemnification under Section 13.1(iv) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 13.2, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 13.3 was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 13.3 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 13.3, Purchaser shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by Purchaser from the sale of the Registrable Securities subject to the Proceeding exceed the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 13.3 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

14.           Miscellaneous.

14.1 Termination.  This Agreement may be terminated by the Company or Purchaser, by written notice to the other parties, if the Closing has not been consummated by 11:00 a.m. on October 11, 2010; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

14.2 Fees and Expenses.

(i)       Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(ii)      The Company agrees to reimburse Purchaser at the Closing (or, at Purchaser’s option, promptly thereafter) for all reasonable legal fees, due diligence expenses and other reasonable expenses incurred for services relating to the transactions contemplated herein, including any reasonable legal fees and other reasonable expenses related to Purchaser’s review of the Company’s compliance with post-closing covenants, including those related to delivery of perfected security interests in Baja Inventory, Kali Inventory and subsequently-acquired shares of Baja, provided that travel expenses in excess of five thousand dollars ($5,000) shall be pre-approved by the Company.  An estimated portion of such reimbursement amount (net of any amounts previously advanced by the Company) may, at the option of Purchaser, be paid by offset against the cash purchase price payable for the Notes purchased at the Closing. The foregoing reimbursement obligation of the Company shall be enforceable by Purchaser regardless of whether the Closing occurs.

(iii)     In addition to the reimbursement obligation of the Company set forth in Section 14.2(ii) above, during the period of time in which all of, or a portion of, the principal amount of the Notes remain outstanding, the Company agrees to reimburse Purchaser for reasonable legal fees and other reasonable expenses incurred for in connection with Purchaser’s enforcement of its rights under the Transaction Documents, including costs of negotiating any future subordination or loan extension arrangement with the Company or third party lenders.

14.3 Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  At or after the Closing, and without further consideration, the Company will execute and deliver to Purchaser such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

14.4  Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 14.4 prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 14.4 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

14.5  Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

14.6  Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.7  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser.  Purchaser may assign its rights under this Agreement to any Person to whom Purchaser assigns or transfers or will assign or transfer (including by way of distribution to its members, partners or stockholders) any Securities, provided (i) such transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) at least five days prior to such assignment, the Company is furnished with written notice of (x) the name and address of such transferee or assignee and (y) the Registrable Securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (iv) such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchaser” and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement and with all laws applicable thereto.

14.8  No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third-party beneficiary of Section 13 and (in each case) may enforce the provisions of such section directly against the parties with obligations thereunder.

14.9  Governing Law; Venue; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE COMPANY AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR ANY PURCHASER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.  THE COMPANY AND PURCHASER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

14.10             Survival.  The representations and warranties, agreements and covenants contained herein shall survive the Closing.

14.11             Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

14.12             Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

14.13             Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Purchaser exercises a right, election, demand or option owed to such Purchaser by the Company under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then, prior to the performance by the Company of the Company’s related obligation, Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

14.14             Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

14.15             Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

14.16             Payment Set Aside.  To the extent that the Company makes a payment or payments to Purchaser hereunder or Purchaser enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

14.17             Adjustments in Share Numbers and Prices.  In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in any Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event.

14.18    Public Announcement.  From and after the Closing, and while any Note is outstanding, the Company and Purchaser will not disclose, shall not cause any Person to disclose, and will not include or cause any Person to include in any public announcement, the name of the other party to this Agreement, unless expressly agreed to by such other party or unless and until such disclosure is required by applicable law or applicable regulation, and then only to the extent of such requirement..

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Note and Warrant Purchase Agreement on the date first above written.

THE COMPANY:

UMAMI SUSTAINABLE SEAFOOD INC.

By:
Name: Oli Valur Steindorsson
Title: President and Chief Executive Officer

Address:
405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174

PURCHASER:

UTA CAPITAL LLC
By YZT Management LLC, its Managing Member

By:
Name:	Udi Toledano
Title:	Managing Member

Address:
100 Executive Drive
Suite 330
West Orange, NJ 07052
Facsimile: 973-736-0201

EXECUTION COPY

SCHEDULE 1

		If EBITDA	And EBITDA	Then
	Estimated	per share is	Per share is	additional
Implied	Fully diluted	Equal to or	greater	interest
EBITDA (US$)	Common shares	Less than *	Than *	due is (US$)
23,946,000	61,400,000	$0.3900	$0.3750	300,000
23,025,000	61,400,000	$0.3750	$0.3600	600,000
22,104,000	61,400,000	$0.3600	$0.3400	900,000
20,876,000	61,400,000	$0.3400	$0.3250	1,200,000
19,955,000	61,400,000	$0.3250	$-	1,500,000

*	The EBITDA amounts reflected in this Schedule 1 are subject to adjustment pursuant to Section 6.2(b)(iv).

EXHIBIT A-1

Form of Promissory Note

(The First Note)

EXHIBIT A-2

Form of Promissory Note

(The Second Note)

EXHIBIT B

Form of Common Stock Purchase Warrant

EXHIBIT C

Form of Company Bluefin Pledge and Security Agreement

 EXHIBIT D

Form of Company Baja Pledge Agreement

 EXHIBIT E

Form of Baja Subsidiary Guarantee Agreement

EXHIBIT F

Form of Bluefin Subsidiary Guarantee

EXHIBIT G-1

Form of Loeb and Loeb Opinion

EXHIBIT G-2

Form of Lionel Sawyer & Collins Opinion